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                                                                       EXHIBIT 5

                   [LETTERHEAD OF FERRIS, BRITTON & PROCTOR]

                                  July 8, 1996

Agouron Pharmaceuticals, Inc.
10350 North Torrey Pines Road
La Jolla, CA 92037

      Re: AGOURON PHARMACEUTICALS, INC., a California Corporation Form S-3 Registration Statement (no. 333-06493)

Gentlemen:

    You have asked for our opinion with respect to the 2,500,000 shares of your no par value Common Stock and an option of an aggregate of not more than 375,000 shares to cover over-allotments, if any, being registered by you (the "Shares") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the Shares are being sold by Agouron Pharmaceuticals, Inc. We have examined the proceedings relating to the issuance of the Shares and are familiar with the additional proceedings proposed to be taken in connection with the sale of the Shares.

    It is our opinion that, subject to the completion of such additional proceedings prior to the sale of the Shares, all of the Shares, upon the sale thereof in the manner referred to in the Registration Statement, will be legally issued Shares and will be fully paid and non-assessable.

    We consent to the use of this Opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus which is a part thereof.

                                          Very truly yours,

                                          /s/ Ferris, Britton & Proctor A.P.C.

                                          Ferris, Britton & Proctor
                                          A Professional Corporation

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